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                                                                    Exhibit 4.90

AGREEMENT FOR PROCUREMENT AND INSTALLATION FOR SECONDARY CABLE NETWORK PACKAGE I
            NO. K.TEL.427/HK.810/ITS-00/2006, DATED 29 DECEMBER 2006

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The Parties:           1.   TELKOM; and

                       2.   Olex Cables Indonesia ("OLEXINDO").

Scope of Agreement:    TELKOM has assigned and appointed OLEXINDO to procure and
                       install the Secondary Cable Network Package I.

Obligations:           OLEXINDO

                       1. OLEXINDO shall be responsible for the beginning until the completion of the project and ensure the operational work of the existing equipment and shall repair, at its own cost, any damage of the existing equipment;

                       2. OLEXINDO shall, at its own cost, obtain all every permit or license from relevant authorities.

                       TELKOM
                       TELKOM shall ensure the availability of the site in order for the OLEXINDO to execute the project.

Assignment:            OLEXINDO may not assign the right to any party without
                       the prior written consent of TELKOM.

Termination:           TELKOM shall be entitled to unilaterally, without any
                       claim from OLEXINDO, terminate a part or the entire agreement, if the following events occur:

                       1. If OLEXINDO fails to materially execute the works or neglects to perform its obligation;

                       2. If OLEXINDO becomes subject to bankruptcy, insolvency, liquidation or winding up proceedings;

                       3. If OLEXINDO is in material breach of its obligation or repudiates this agreement;

                       4. If the OLEXINDO assigns the agreement to other party without prior written consent from TELKOM;

                       5. If the project is delayed for more than 1 month due to any reason other than force majeure or fault of TELKOM;

                       6. The time limit of the completion of the project has passed 50 days or the amount of penalty has reached 5% of agreement price.

Dispute Resolution:    1.   Both parties shall use their best efforts and shall
                            co-operate and negotiate in good faith to resolve
                            any and all disputes;
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                       2.   In the event that such disputes cannot be settled
                            amicably, the parties shall submit the dispute to arbitration under the rules of the Indonesian
                            National Board of Arbitration ("BANI").

Governing Law:         The agreement is governed by, construed and interpreted
                       in accordance with the laws of the Republic of Indonesia.
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